Exhbit 10.50

May 17, 2010

Achim,

As you know the shares in Research Services Germany 234 GmbH will be transferred to a German affiliate of eResearch Technology, Inc., presumably at the end of this month.

We are pleased to inform you that we as the new shareholder will safeguard that your salary to be received from Research Services Germany 234 GmbH will be

                                 200,000 Euro gross per year,

                                 To be paid in 12 monthly installments of 16,667 Euro gross,

as of the month following the transfer of the shares. All other benefits will remain as defined in your employment agreement.

Further you will become eligible for the ERT 2010 Bonus plan (attachment), which provides for bonus payments subject to company agreements and fulfillment of the agreed upon targets. The bonus payment may amount as much as 50% of the annual gross salary, if all targets are reached. The payment for calendar year 2010 will be based on as much as 50% of the total salaries paid under the ERT 2010 Bonus plan in 2010.

Please note that this offer is subject to the condition precedent that the transfer of the shares is effective. Should, due to any reason, the closing not occur, there will be no obligation on our side.

We are very excited about the future of combining ERT and Research Services, and look forward to your leadership as part of the ERT Senior Management Team. We believe that together the two firms will provide an unparalleled level of service to clients in clinical trials.

Please confirm your agreement with this offer by returning a countersigned copy of this letter to me.

Best regards

/s/ Michael McKelvey

Michael McKelvey

Signed:	/s/ Joachim Schulke
Hans-Joachim Schulke